Earnings Release November 2, 2016
Holly Energy Partners, L.P. Reports Third Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the third quarter of 2016. Net income attributable to Holly Energy Partners for the third quarter was $34.8 million ($0.33 per basic and diluted limited partner unit) compared to $34.3 million ($0.40 per basic and diluted limited partner unit) for the third quarter of 2015.
Distributable cash flow was $49.3 million for the quarter, down $1.0 million, or 2% compared to the third quarter of 2015. HEP announced its 48th consecutive distribution increase on October 21, 2016, raising the quarterly distribution from $0.585 to $0.595 per unit, which represents an increase of 7.2% over the distribution for the third quarter of 2015.
The increase in earnings is primarily due to recent acquisitions including interests in the Frontier, Osage, and Cheyenne pipelines, the Tulsa crude tanks acquired in the first quarter of 2016, and the El Dorado refinery process units dropped down in the fourth quarter of 2015 as well as increased revenues from our 75% interest in the UNEV products pipeline offset by higher interest expense associated with our 6% Senior Notes, which we issued in July in anticipation of our Woods Cross processing units acquisition.
Commenting on the third quarter of 2016, George Damiris, Chief Executive Officer, stated, “We are pleased with our solid financial performance in the third quarter, which allowed us to maintain our record of continuous quarterly distribution increases. Effective as of October 1, 2016, we successfully completed our acquisition of an atmospheric distillation tower, a fluid catalytic cracking unit, and a polymerization unit located at the HollyFrontier Woods Cross refinery. The debt and equity financing related to this acquisition impacted our third quarter distributable cash flow coverage ratio, but as we begin to realize expected EBITDA from this acquisition, we anticipate it will be accretive to distributable cash flow in future quarters. Additionally, we remain optimistic about organic growth across our existing systems. We will continue to leverage our relationship with HollyFrontier and our Mid-Continent, Rocky Mountains and Southwest logistics footprint to generate new organic and external growth opportunities.
"Looking forward, we believe HEP is positioned to continue its growth based on the quality and location of our assets, our talented employee base, and our strong and supportive general partner, HollyFrontier."
Third Quarter 2016 Revenue Highlights
Revenues for the quarter were $92.6 million, an increase of $4.2 million compared to the third quarter of 2015 primarily due to revenues from the El Dorado processing units acquired in the fourth quarter of 2015 and the inclusion of Tulsa crude tanks revenues. Overall pipeline volumes were down 5% compared to the three months ended September 30, 2015, largely due to lower crude pipeline volumes.

•
Revenues from our refined product pipelines were $30.4 million, a decrease of $0.6 million compared to the third quarter of 2015 mainly due to lower tariff rates. Shipments averaged 201.5 mbpd compared to 197.8 mbpd for the third quarter of 2015 mainly due to increased throughput volumes on the UNEV pipeline.

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Revenues from our intermediate pipelines were $6.6 million, a decrease of $0.9 million, on shipments averaging 142.4 mbpd compared to 148.8 mbpd for the third quarter of 2015. The lower revenues were mainly due to lower volumes from pipelines servicing HFC's Navajo refinery and a $0.4 million decrease in deferred revenue realized.

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Revenues from our crude pipelines were $17.0 million, a decrease of $0.4 million, on shipments averaging 271.3 mbpd compared to 297.8 mbpd for the third quarter of 2015. Revenues decreased mainly due to tariff decreases as we continued to recognize revenue on minimum volume commitments.

•
Revenues from terminal, tankage and loading rack fees were $34.4 million, an increase of $1.9 million compared to the third quarter of 2015. Refined products terminalled in the facilities averaged 505.8 mbpd compared to 509.7 mbpd for the third quarter of 2015. The volume decrease is mainly due to the transfer of the El Paso terminal to HollyFrontier offset by the inclusion of volumes from our Tulsa crude tanks acquired in the first quarter of 2016. Revenues increased due to revenue from the Tulsa crude tanks.

Revenues for the three months ended September 30, 2016, include the recognition of $0.2 million of prior shortfalls billed to shippers in 2015 as they did not meet their minimum volume commitments within the contractual make-up period. As of September 30, 2016, shortfall deferred revenue reflected in our consolidated balance sheet was $6.7 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system has the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Nine Months Ended September 30, 2016 Revenue Highlights
Revenues for the nine months ended September 30, 2016, were $289.5 million, an increase of $27.9 million compared to the nine months ended September 30, 2015. This is due principally to increased revenues from the El Dorado processing units, increased UNEV pipeline revenues, increased revenues on our crude pipelines servicing HollyFrontier's Navajo refinery, and the inclusion of Tulsa crude tanks revenues.

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Revenues from our refined product pipelines were $101.2 million, an increase of $4.4 million mainly due to increased revenue from the UNEV pipeline of $4.7 million in addition to increased volumes and annual tariff increases partially offset by a $1.0 million decrease in deferred revenue realized. Shipments averaged 204.1 mbpd compared to 193.5 mbpd for the nine months ended September 30, 2015, largely due to increased volumes from the UNEV and Woods Cross pipelines.

•
Revenues from our intermediate pipelines were $20.8 million, a decrease of $0.7 million, on shipments averaging 138.3 mbpd compared to 143.4 mbpd for the nine months ended September 30, 2015. The decrease in revenue was mainly due to lower volumes from pipelines servicing HFC's Navajo refinery and a $0.4 million decrease in deferred revenue realized.

•
Revenues from our crude pipelines were $53.1 million, an increase of $3.6 million, on shipments averaging 279.0 mbpd compared to 292.2 mbpd for the nine months ended September 30, 2015. Revenues increased mainly due to an increase in deferred revenue recognized and to a surcharge on our Beeson expansion.

•
Revenues from terminal, tankage and loading rack fees were $101.5 million, an increase of $7.7 million compared to the nine months ended September 30, 2015. Revenues increased due to increased revenues from the El Dorado and Tulsa crude tanks and higher volumes through the UNEV terminals. Refined products terminalled in the facilities averaged 478.0 mbpd compared to 466.2 mbpd for the nine months ended September 30, 2015. The volume increase is mainly due to the inclusion of volumes from our Tulsa crude tanks acquired in the first quarter of 2016 and our El Dorado crude tanks acquired late in the first quarter of 2015 offset by the transfer of the El Paso terminal to HFC in the first quarter of 2016.

Revenues for the nine months ended September 30, 2016, include the recognition of $7.2 million of prior shortfalls billed to shippers in 2015, as they did not meet their minimum volume commitments within the contractual make-up period.

Operating Costs and Expenses Highlights
Operating costs and expenses were $46.1 million and $138.5 million for the three and nine months ended September 30, 2016, representing an increase of $1.8 million and $4.8 million from the three and nine months ended September 30, 2015. The increase for the nine months ended September 30, 2016, is primarily due to operating expenses for our El Dorado processing units acquired in the fourth quarter of 2015 and higher depreciation expense partially offset by lower environmental costs and maintenance project expenses.
Interest expense was $14.4 million and $36.3 million for the three and nine months ended September 30, 2016, representing increases of $5.0 million and $8.9 million over the same periods of 2015. The increases are due to issuance of our 6% Senior Notes in July 2016.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1120081.
An audio archive of this webcast will be available using the above noted link through November 16, 2016.
About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Utah and Kansas.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 37% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the nine months ended September 30, 2016 and 2015.

	Three Months Ended September 30,		Change from
	2016	2015	2015
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$19,227	$19,945	$(718)
Affiliates – intermediate pipelines	6,628	7,488	(860)
Affiliates – crude pipelines	17,034	17,393	(359)
	42,889	44,826	(1,937)
Third parties – refined product pipelines	11,176	11,095	81
	54,065	55,921	(1,856)
Terminals, tanks and loading racks:
Affiliates	30,322	28,890	1,432
Third parties	4,035	3,578	457
	34,357	32,468	1,889

Affiliates - refinery processing units	4,188	—	4,188

Total revenues	92,610	88,389	4,221
Operating costs and expenses:
Operations	27,954	24,196	3,758
Depreciation and amortization	15,520	16,444	(924)
General and administrative	2,664	3,673	(1,009)
	46,138	44,313	1,825
Operating income	46,472	44,076	2,396

Equity in earnings of equity method investments	3,767	1,269	2,498
Interest expense, including amortization	(14,447)	(9,486)	(4,961)
Interest income	108	381	(273)
Gain (loss) on sale of assets	112	176	(64)
	(10,460)	(7,660)	(2,800)
Income before income taxes	36,012	36,416	(404)
State income tax benefit (expense)	(61)	(69)	8
Net income	35,951	36,347	(396)
Allocation of net income attributable to noncontrolling interests	(1,166)	(2,081)	915
Net income attributable to Holly Energy Partners	34,785	34,266	519
General partner interest in net income, including incentive distributions(1)	(15,222)	(10,611)	(4,611)
Limited partners’ interest in net income	$19,563	$23,655	$(4,092)
Limited partners’ earnings per unit – basic and diluted:(1)	$0.33	$0.40	$(0.07)
Weighted average limited partners’ units outstanding	59,223	58,657	566
EBITDA(2)	$64,705	$59,884	$4,821
Distributable cash flow(3)	$49,257	$50,306	$(1,049)

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	128,020	127,151	869
Affiliates – intermediate pipelines	142,417	148,753	(6,336)
Affiliates – crude pipelines	271,278	297,810	(26,532)
	541,715	573,714	(31,999)
Third parties – refined product pipelines	73,517	70,675	2,842
	615,232	644,389	(29,157)
Terminals and loading racks:
Affiliates	437,560	431,843	5,717
Third parties	68,276	77,869	(9,593)
	505,836	509,712	(3,876)

Affiliates- refinery processing units	46,451	—	46,451

Total for pipelines and terminal assets (bpd)	1,167,519	1,154,101	13,418

	Nine Months Ended September 30,		Change from
	2016	2015	2015
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates—refined product pipelines	$63,801	$60,731	$3,070
Affiliates—intermediate pipelines	20,821	21,522	(701)
Affiliates—crude pipelines	53,106	49,483	3,623
	137,728	131,736	5,992
Third parties—refined product pipelines	37,376	36,031	1,345
	175,104	167,767	7,337
Terminals, tanks and loading racks:
Affiliates	88,825	82,532	6,293
Third parties	12,718	11,325	1,393
	101,543	93,857	7,686

Affiliates - refinery processing units	12,870	—	12,870

Total revenues	289,517	261,624	27,893
Operating costs and expenses
Operations	82,131	77,661	4,470
Depreciation and amortization	47,780	46,421	1,359
General and administrative	8,618	9,659	(1,041)
	138,529	133,741	4,788
Operating income	150,988	127,883	23,105
Equity in earnings of equity method investments	10,155	2,634	7,521
Interest expense, including amortization	(36,258)	(27,310)	(8,948)
Interest income	332	384	(52)
Gain (loss) on sale of assets	104	406	(302)
	(25,667)	(23,886)	(1,781)
Income before income taxes	125,321	103,997	21,324
State income tax expense	(210)	(106)	(104)
Net income	125,111	103,891	21,220
Allocation of net income attributable to noncontrolling interests	(8,448)	(7,851)	(597)
Net income attributable to Holly Energy Partners	116,663	96,040	20,623
General partner interest in net income, including incentive distributions (1)	(39,784)	(30,186)	(9,598)
Limited partners’ interest in net income	$76,879	$65,854	$11,025
Limited partners’ earnings per unit—basic and diluted (1)	$1.29	$1.11	$0.18
Weighted average limited partners’ units outstanding	58,895	58,657	238
EBITDA (2)	$200,579	$169,493	$31,086
Distributable cash flow (3)	$160,331	$143,495	$16,836

Volumes (bpd)
Pipelines:
Affiliates—refined product pipelines	128,659	121,564	7,095
Affiliates—intermediate pipelines	138,346	143,361	(5,015)
Affiliates—crude pipelines	279,014	292,158	(13,144)
	546,019	557,083	(11,064)
Third parties—refined product pipelines	75,405	71,915	3,490
	621,424	628,998	(7,574)
Terminals and loading racks:
Affiliates	404,393	389,209	15,184
Third parties	73,653	77,011	(3,358)
	478,046	466,220	11,826

Affiliates - refinery processing units	46,423	—	46,423

Total for pipelines and terminal assets (bpd)	1,145,893	1,095,218	50,675

	September 30,	December 31,
	2016	2015
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$7,208	$15,013
Working capital	$903	$12,218
Total assets	$1,604,497	$1,543,765
Long-term debt	$1,070,615	$1,008,752
Partners' equity(4)	$290,256	$297,912

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions were $14.8 million and $10.3 million for the three months ended September 30, 2016 and 2015, respectively, and $38.4 million and $29.5 million for the nine months ended September 30, 2016 and 2015, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands)
Net income attributable to Holly Energy Partners	$34,785	$34,266	$116,663	$96,040
Add (subtract):
Interest expense	13,529	8,992	33,964	25,885
Interest Income	(108)	(381)	(332)	(384)
Amortization of discount and deferred debt charges	918	494	2,294	1,425
State income tax expense (benefit)	61	69	210	106
Depreciation and amortization	15,520	16,444	47,780	46,421
EBITDA	$64,705	$59,884	$200,579	$169,493

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(In thousands)
Net income attributable to Holly Energy Partners	$34,785	$34,266	$116,663	$96,040
Add (subtract):
Depreciation and amortization	15,520	16,444	47,780	46,421
Amortization of discount and deferred debt charges	918	494	2,294	1,425
Increase (decrease) in deferred revenue attributable to shortfall billings	1,748	1,152	(179)	(1,043)
Maintenance capital expenditures*	(3,475)	(2,121)	(7,797)	(5,640)
Increase (decrease) in environmental liability	(277)	(526)	(719)	2,944
Increase (decrease) in reimbursable deferred revenue	(750)	(321)	(1,906)	671
Other non-cash adjustments	788	918	4,195	2,677
Distributable cash flow	$49,257	$50,306	$160,331	$143,495

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Senior Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Craig Biery, Investor Relations
Holly Energy Partners, L.P.
214/954-6511